EXHIBIT 99.1

SJW CORP. ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

SAN JOSE, CA, April 29, 2015 – SJW Corp. (NYSE: SJW) today reported financial results for the first quarter ended March 31, 2015. Operating revenue was $62.1 million in the quarter compared to $54.6 million in 2014. The $7.5 million increase in revenue was primarily attributable to $9 million in cumulative rate increases, $1.8 million in true-up revenue recognized as a part of the 2012 California General Rate Case decision, and $400,000 in revenue from new customers. These increases were partially offset by a decrease of $3.8 million in lower customer water usage.

Water production expenses for the first quarter of 2015 were $21.4 million versus $23.5 million for the same period in 2014, a decrease of $2.1 million. The decrease in water production expenses was attributable to $2.1 million in lower expenses due to an increase in the availability of surface water supply and $1.5 million in lower customer water usage. These decreases were partially offset by $1.5 million in higher per unit costs for purchased water, groundwater extraction and energy charges. Operating expenses, excluding water production expenses, increased $2.9 million to $27.9 million from $25 million. The increase was due to $1.8 million in higher administrative and general expenses, $674,000 of higher depreciation expense, $291,000 in higher taxes other than income taxes, and an increase of $94,000 in maintenance expenses.

Other expense and income in 2015 included interest on our Series L Senior Note which was funded in August 2014.

The effective consolidated income tax rates were 37% and 38% for the quarters ended March 31, 2015 and 2014, respectively.

Net income was $4.7 million for the quarter ended March 31, 2015, compared to $906,000 for the same period in 2014. Diluted earnings per share were $0.23 for the quarter ended March 31, 2015, compared to $0.04 per diluted share for the same period in 2014.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.195 per share. The dividend is payable on June 1, 2015 to shareholders of record on May 11, 2015.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2015	2014
OPERATING REVENUE	$62,112	54,596
OPERATING EXPENSE:
Production Expenses:
Purchased water	9,284	9,730
Power	1,172	1,489
Groundwater extraction charges	7,936	9,448
Other production expenses	2,997	2,862
Total production expenses	21,389	23,529
Administrative and general	11,296	9,450
Maintenance	3,368	3,274
Property taxes and other non-income taxes	3,095	2,804
Depreciation and amortization	10,159	9,485
Total operating expense	49,307	48,542
OPERATING INCOME	12,805	6,054
OTHER (EXPENSE) INCOME:
Interest expense	(5,652)	(4,870)
Other, net	336	283
Income before income taxes	7,489	1,467
Provision for income taxes	2,794	561
NET INCOME	4,695	906
Other comprehensive (loss) income, net	(15)	198
COMPREHENSIVE INCOME	$4,680	1,104

EARNINGS PER SHARE
Basic	$0.23	0.04
Diluted	$0.23	0.04
DIVIDENDS PER SHARE	$0.20	0.19
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,327	20,195
Diluted	20,480	20,385

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2015	December 31, 2014
ASSETS
Utility plant:
Land	$16,838	16,838
Depreciable plant and equipment	1,369,521	1,353,772
Construction in progress	29,221	23,208
Intangible assets	20,324	19,333
Total utility plant	1,435,904	1,413,151
Less accumulated depreciation and amortization	458,538	450,137
Net utility plant	977,366	963,014

Real estate investments	73,852	73,794
Less accumulated depreciation and amortization	11,982	11,593
Net real estate investments	61,870	62,201
CURRENT ASSETS:
Cash and cash equivalents	5,417	2,399
Accounts receivable and accrued unbilled utility revenue	37,942	45,327
Current regulatory assets, net	15,996	16,853
Prepaid expenses and other	3,793	3,514
Total current assets	63,148	68,093
OTHER ASSETS:
Investment in California Water Service Group	6,352	6,378
Debt issuance costs and other, net of accumulated amortization	5,094	5,218
Regulatory assets, net	157,449	158,010
Other	6,542	6,390
	175,437	175,996
	$1,277,821	1,269,304

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,595	10,567
Additional paid-in capital	66,885	66,298
Retained earnings	281,473	280,773
Accumulated other comprehensive income	2,502	2,517
Total shareholders' equity	361,455	360,155
Long-term debt, less current portion	384,189	384,365
Total capitalization	745,644	744,520
CURRENT LIABILITIES:
Line of credit	11,700	13,200
Current portion of long-term debt	613	584
Accrued groundwater extraction charge, purchased water and purchased power	6,727	6,030
Accounts payable	11,776	7,001
Accrued interest	5,750	6,361
Other current liabilities	12,086	11,518
Total current liabilities	48,652	44,694

DEFERRED INCOME TAXES AND CREDITS	187,532	186,821
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	212,306	211,805
POSTRETIREMENT BENEFIT PLANS	76,476	74,187
OTHER NONCURRENT LIABILITIES	7,211	7,277
	$1,277,821	1,269,304

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